UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

                                                     Commission File No. 0-25833

                              VOV ENTERPRISES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


                       26 West Dry Creek Circle, Suite 600
                            Littleton, Colorado 80120
                                 (303) 794-9450
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               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)

                            No par value common stock
             ------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                       N/A
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              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)       [ X ]           Rule 12h-3(b)(1)(i)      [   ]
    Rule 12g-4(a)(1)(ii)      [   ]           Rule 12h-3(b)(1)(ii)     [   ]
    Rule 12g-4(a)(2)(i)       [   ]           Rule 12h-3(b)(2)(i)      [   ]
    Rule 12g-4(a)(2)(ii)      [   ]           Rule 12h-3(b)(2)(ii)     [   ]
                                              Rule 15d-6               [   ]

     Approximate number of holder of record as of the certification or notice date: 230

     Pursuant to the requirements of the Securities and Exchange Act of 1934, Vov Enterprises, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  May 13, 2002            By:  /s/ Earnest Mathis
                                         ---------------------------------------
                                         Earnest Mathis, Chief Executive Officer